Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts:	Shanye Hudson	Marc Musgrove
	Investor Relations	Media Relations
	shudson@micron.com	mmusgrove@micron.com
	(208) 492-1205	(208) 363-2405

MICRON TECHNOLOGY, INC., REPORTS RESULTS FOR THE
THIRD QUARTER OF FISCAL 2017

BOISE, Idaho, June 29, 2017 – Micron Technology, Inc., (NASDAQ: MU) today announced results of operations for its third quarter of fiscal 2017, which ended June 1, 2017. Revenues for the third quarter of fiscal 2017 were a record $5.57 billion and were 20 percent higher compared to the second quarter of fiscal 2017 and 92 percent higher compared to the third quarter of fiscal 2016.

"Micron delivered strong operational performance in the third quarter with free cash flow nearly double last quarter, which enabled us to retire $1 billion in debt. Our results reflect solid execution of our cost reduction plans and ongoing favorable industry supply and demand dynamics," said Micron President and CEO Sanjay Mehrotra. "The global trends taking shape today, including machine learning and big data analytics, are exciting and create significant opportunities for Micron. We are focused on positioning the company to realize these opportunities by investing in technology and products while also strengthening our balance sheet."

GAAP Income and Per Share Data – On a GAAP(1) basis, gross margin was 46.9 percent and net income attributable to Micron shareholders was $1.65 billion, or $1.40 per diluted share, for the third quarter of fiscal 2017 compared to gross margin of 36.7 percent and net income of $894 million, or $0.77 per diluted share, for the second quarter of fiscal 2017 and gross margin of 17.2 percent and a net loss of ($215) million, or ($0.21) per diluted share, for the third quarter of fiscal 2016.

Non-GAAP Income and Per Share Data – On a non-GAAP(2) basis, gross margin was 48.0 percent and net income attributable to Micron shareholders was $1.90 billion, or $1.62 per diluted share, for the third quarter of fiscal 2017 compared to gross margin of 38.5 percent and net income of $1.03 billion, or $0.90 per diluted share, for the second quarter of fiscal 2017 and gross margin of 18.1 percent and a net loss of ($29) million, or ($0.03) per diluted share, for the third quarter of fiscal 2016. For a reconciliation of GAAP to non-GAAP results, see the accompanying financial tables and footnotes.

The fiscal third quarter revenue increase of 20 percent compared to the previous quarter was due primarily to a 14 percent increase in DRAM average selling prices and a 17 percent increase in trade NAND sales volumes. The company's overall consolidated gross margin for the third quarter of fiscal 2017 was approximately 10 percentage points higher compared to the previous quarter primarily due to increases in DRAM average selling prices and manufacturing cost reductions for both NAND and DRAM.

Investments in capital expenditures, net of amounts funded by partners, were $1.27 billion for the third quarter of fiscal 2017. The company ended the third quarter of fiscal 2017 with cash, marketable investments, and restricted cash of $4.90 billion.

The company will host a conference call Thursday, June 29, 2017 at 2:30 p.m. MT to discuss its financial results. The call, audio, slides, and prepared remarks will be available online at http://edge.media-server.com/m/p/4vddtcjo. A webcast replay will be available on the company's website until June 29, 2018. A taped audio replay of the conference call will also be available at 1-404-537-3406 or 1-855-859-2056 (conference number: 29195103) beginning at 5:30 p.m. MT, Thursday, June 29, 2017 and continuing through Friday, July 7, 2017. For Investor Relations and other company updates, follow @MicronTech on Twitter at https://twitter.com/MicronTech.

Micron Technology is a world leader in innovative memory solutions. Through the company's global brands – Micron®, Crucial®, Lexar®, and Ballistix® – the company's broad portfolio of high-performance memory technologies, including DRAM, NAND, NOR Flash, and 3D XPoint™ memory, is transforming how the world uses information. Backed by more than 35 years of technology leadership, Micron's memory solutions enable the world's most innovative computing, consumer, enterprise storage, data center, mobile, embedded, and automotive applications. Micron's common stock is traded on the Nasdaq under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.

The Micron logo and Micron symbol are trademarks of Micron Technology, Inc. All other trademarks are the property of their respective owners.

This press release contains forward-looking statements regarding the company's strategic position and financial results. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially. Please refer to the documents the company files with the Securities and Exchange Commission, specifically its most recent Form 10-K and Form 10-Q. These documents contain and identify important factors that could cause the company's actual results to differ materially from those contained in its forward-looking statements. These certain factors can be found at http://www.micron.com/certainfactors. Although the company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance, or achievements. The company is under no duty to update any of the forward-looking statements after the date of this release to conform these statements to actual results.

(1) GAAP represents U.S. Generally Accepted Accounting Principles.
(2) Non-GAAP represents GAAP excluding the impact of certain activities which the company's management excludes in analyzing the company's operating results and understanding trends in the company's earnings. Non-GAAP also includes the impact on shares used in per share calculations of the company's outstanding capped call transactions and from the exclusion of stock-based compensation. For a reconciliation of GAAP to non-GAAP results, see the accompanying financial tables and footnotes.

MICRON TECHNOLOGY, INC.
CONSOLIDATED FINANCIAL SUMMARY
(in millions except per share amounts)

	3rd Qtr.	2nd Qtr.	3rd Qtr.	Nine months ended
	June 1, 2017	March 2, 2017	June 2, 2016	June 1, 2017	June 2, 2016
Net sales	$5,566	$4,648	$2,898	$14,184	$9,182
Cost of goods sold	2,957	2,944	2,400	8,860	7,256
Gross margin	2,609	1,704	498	5,324	1,926
Selling, general, and administrative	204	187	148	550	502
Research and development	434	473	382	1,377	1,206
Restructure and asset impairments (1)	12	4	—	45	16
Other operating (income) expense, net	(4)	(4)	(5)	(14)	2
Operating income (loss)	1,963	1,044	(27)	3,366	200
Interest income (expense), net (2)	(143)	(153)	(99)	(428)	(269)
Other non-operating income (expense), net (3)	(83)	34	(34)	(63)	(44)
Income tax (provision) benefit (4)	(92)	(38)	(15)	(161)	(16)
Equity in net income (loss) of equity method investees	2	7	(40)	7	24
Net (income) attributable to noncontrolling interests	—	—	—	—	(1)
Net income (loss) attributable to Micron	$1,647	$894	$(215)	$2,721	$(106)

Earnings (loss) per share
Basic	$1.49	$0.81	$(0.21)	$2.52	$(0.10)
Diluted	1.40	0.77	(0.21)	2.38	(0.10)

Number of shares used in per share calculations
Basic	1,106	1,099	1,036	1,082	1,035
Diluted	1,177	1,160	1,036	1,142	1,035

CONSOLIDATED FINANCIAL SUMMARY, Continued

As of	June 1, 2017	March 2, 2017	September 1, 2016
Cash and short-term investments	$4,330	$3,898	$4,398
Receivables	3,497	2,891	2,068
Inventories	3,064	3,000	2,889
Total current assets	11,023	9,945	9,495
Long-term marketable investments	471	589	414
Property, plant, and equipment, net	19,014	19,098	14,686
Total assets	33,267	32,355	27,540

Accounts payable and accrued expenses	3,656	3,801	3,879
Current debt (2)	1,161	1,117	756
Total current liabilities	5,143	5,207	4,835
Long-term debt (2)	10,485	11,308	9,154

Total Micron shareholders' equity (5)	16,171	14,287	12,080
Noncontrolling interests in subsidiaries	848	848	848
Total equity	17,019	15,135	12,928

	Nine months ended
	June 1, 2017	June 2, 2016
Net cash provided by operating activities	$4,950	$2,272
Net cash provided by (used for) investing activities	(6,239)	(1,642)
Net cash provided by (used for) financing activities	1,207	1,703

Depreciation and amortization	2,888	2,360
Investments in capital expenditures	(3,730)	(3,908)
Acquisition of Inotera	(2,634)	—
Proceeds from issuance of debt and equipment sale-leaseback transactions	3,136	2,704
Repayments of debt	(1,774)	(689)

Inotera Acquisition

On December 6, 2016, the company acquired the remaining 67% interest in Inotera Memories, Inc. ("Inotera") and began consolidating Inotera's operating results. Cash paid for the Inotera acquisition was funded, in part, with proceeds from the 2021 MSTW Term Loan (defined below) and the sale of shares of the company's common stock to Nanya (the "Micron Shares"). Inotera manufactures DRAM products at its 300mm wafer fabrication facility in Taoyuan City, Taiwan, and sold such products exclusively to the company through supply agreements.

The aggregate fair value of consideration consisted of $3.11 billion of cash, $995 million for the fair value of the Micron Shares exchanged for Inotera shares, and $1.44 billion for the fair value of the company's previously-held equity interest in Inotera, net of $361 million for payments attributed to intercompany balances with Inotera. In the third quarter of fiscal 2017, the company incorporated additional information in its analysis about facts and circumstances that existed as of the acquisition date and adjusted the provisional values. The provisional fair values of assets and liabilities acquired, as adjusted in the third quarter of fiscal 2017, include, among other items, cash of $118 million; inventories of $285 million; property, plant, and equipment of $3.72 billion; goodwill of $1.12 billion; and accounts payable and accrued expenses of ($232) million, and could change as additional information becomes available. In connection with the acquisition, the company revalued its 33% interest in Inotera from its carrying value to its fair value and recognized a non-operating gain of $71 million in the second quarter of fiscal 2017.

(1)
On April 14, 2017, the company entered into an agreement to sell its assembly and test facility located in Akita, Japan ("Akita") and its 40% ownership interest in Tera Probe for aggregate consideration of $60 million, substantially all in cash, subject to changes in working capital. The company completed the sale of its interest in Tera Probe in the third quarter of fiscal 2017 and expects to close the sale of the Akita facility in the fourth quarter of fiscal 2017. As a result, the company recognized a loss of $11 million in the third quarter of fiscal 2017 and does not expect to incur additional material charges.

In the fourth quarter of fiscal 2016, the company initiated a restructure plan in response to business conditions and the need to accelerate focus on its key priorities. As a result, the company incurred charges of $33 million in the first nine months of fiscal 2017 and $58 million in the fourth quarter of fiscal 2016 and does not expect to incur additional material charges.

(2)
In connection with the Inotera acquisition, on December 6, 2016, the company drew 80 billion New Taiwan dollars under a collateralized, five-year term loan that bears interest at a variable rate equal to the three-month or six-month TAIBOR, at the company's option, plus a margin of 2.05% per annum, payable monthly in arrears (the "2021 MSTW Term Loan"). Principal under the 2021 MSTW Term Loan is payable in six equal semi-annual installments, commencing in June 2019.

In November 2016, the company entered into a five-year variable-rate facility agreement to obtain up to $800 million of financing, collateralized by certain production equipment. On March 6, 2017 and December 2, 2016, the company drew $175 million and $450 million, respectively, under the facility. Interest is payable quarterly at a rate equal to the three-month LIBOR plus 2.4% per annum. Principal is payable in 16 equal quarterly installments beginning in March 2018.

(3)
On April 11, 2017, the company repurchased $952 million in aggregate principal of its 2025 Notes and 2026 Notes, which had a carrying value of $943 million. In connection with the transactions, the company recognized a non-operating loss of $60 million in the third quarter of fiscal 2017.

(4)	Income tax (provision) benefit consisted of the following:

	3rd Qtr.	2nd Qtr.	3rd Qtr.	Nine months ended
	June 1, 2017	March 2, 2017	June 2, 2016	June 1, 2017	June 2, 2016
Utilization of and other changes in net deferred tax assets of MMJ, MMT, and Inotera	$(31)	$(8)	$(71)	$(52)	$(103)
U.S. valuation allowance release resulting from business acquisition	—	—	—	—	41
Other income tax (provision) benefit, primarily other non-U.S. operations	(61)	(30)	56	(109)	46
	$(92)	$(38)	$(15)	$(161)	$(16)

Other income tax (provision) benefit for the third quarter and first nine months of fiscal 2016 included tax benefits of $52 million and $58 million, respectively, related to the favorable resolution of certain prior year tax matters, which were previously reserved as uncertain tax positions. The company has a full valuation allowance for its net deferred tax asset associated with its U.S. operations. The (provision) benefit for taxes on U.S. operations for fiscal 2017 and 2016 was substantially offset by changes in the valuation allowance.

(5) In connection with the company's acquisition of Inotera, in the second quarter of fiscal 2017, the company sold 58 million shares of its common stock to Nanya for $986 million, of which 54 million were issued from treasury stock. As a result, treasury stock decreased by $1.03 billion, which resulted in a decrease in retained earnings of $104 million for the difference between the carrying value of the treasury stock and its $925 million fair value. These shares were issued in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, and subject to certain restrictions on transfers.

MICRON TECHNOLOGY, INC.
RECONCILIATION OF GAAP TO NON-GAAP RESULTS
(in millions except per share amounts)

	3rd Qtr.	2nd Qtr.	3rd Qtr.
	June 1, 2017	March 2, 2017	June 2, 2016
GAAP net income (loss) attributable to Micron	$1,647	$894	$(215)
Non-GAAP adjustments
Flow-through of Inotera inventory step up	36	60	—
Stock-based compensation – cost of goods sold	24	23	21
Stock-based compensation – sales, general, and administrative	20	18	14
Stock-based compensation – research and development	13	14	12
Inotera acquisition costs	—	12	2
Restructure and asset impairments	12	4	25
Amortization of debt discount and other costs	30	31	30
Loss on restructure of debt	61	—	3
(Gain) loss from changes in currency exchange rates	22	28	5
(Gain) loss from business acquisition activities	—	(71)	—
Other	3	11	4
Estimated tax effects of above and non-cash changes in net deferred income taxes	28	7	70
Total non-GAAP adjustments	249	137	186
Non-GAAP net income attributable to Micron	$1,896	$1,031	$(29)

Number of shares used in diluted per share calculations
GAAP	1,177	1,160	1,036
Effect of capped calls and other adjustments	(8)	(14)	—
Non-GAAP	1,169	1,146	1,036

Diluted earnings (loss) per share
GAAP	$1.40	$0.77	$(0.21)
Effects of above	0.22	0.13	0.18
Non-GAAP	$1.62	$0.90	$(0.03)

	3rd Qtr.		2nd Qtr.		3rd Qtr.
	June 1, 2017		March 2, 2017		June 2, 2016
Net sales	$5,566		$4,648		$2,898
Cost of goods sold	2,957		2,944		2,400
GAAP gross margin	2,609	46.9%	1,704	36.7%	498	17.2%

Non-GAAP adjustments
Flow-through of Inotera inventory step up	36		60		—
Stock-based compensation	24		23		21
Other	2		2		6
Total non-GAAP adjustments	62		85		27
Non-GAAP gross margin	$2,671	48.0%	$1,789	38.5%	$525	18.1%

The tables above set forth non-GAAP net income (loss) attributable to Micron, diluted shares, diluted earnings (loss) per share, and gross margin. The adjustments above may or may not be infrequent or nonrecurring in nature but are a result of periodic or non-core operating activities of the company. The company believes this non-GAAP information is helpful to understanding trends and in analyzing the company's operating results and earnings. The company is providing this information to investors to assist in performing analyses of the company's operating results. When evaluating performance and making decisions on how to allocate company resources, management uses this non-GAAP information and believes investors should have access to similar data when making their investment decisions. The company believes these non-GAAP financial measures increase transparency by providing investors with useful supplemental information about the financial performance of its business, enabling enhanced comparison of its operating results between periods and with peer companies. The presentation of these adjusted amounts vary from numbers presented in accordance with U.S. GAAP and therefore may not be comparable to amounts reported by other companies. In the first quarter of fiscal 2017, the company began excluding stock-based compensation and amortization of acquisition-related intangible assets from non-GAAP results. Comparative periods have been restated.

The company's management excludes the following items in analyzing the company's operating results and understanding trends in the company's earnings:

•	Flow-through of Inotera inventory step up;

•	Stock-based compensation;

•	Inotera acquisition costs;

•	Restructure and asset impairments, including charges to impair equity method investments;

•	Amortization of debt discount and other costs, including the accretion of non-cash interest expense associated with the company's convertible debt and the MMJ installment debt;

•	Loss on restructure of debt;

•	(Gain) loss from changes in currency exchange rates;

•	(Gain) loss from business acquisition activities;

•	Amortization of acquisition-related intangible assets; and

•	Estimated tax effects of above and non-cash changes in net deferred income taxes.

The company's outstanding capped call transactions are anti-dilutive in GAAP earnings per share but are expected to mitigate the dilutive effect of the company's convertible notes. In periods with non-GAAP income attributable to Micron, non-GAAP diluted shares include the impact of the capped calls, based on the average share price for the period that the capped calls are outstanding. Non-GAAP shares are also adjusted for the offsetting impact of additional shares resulting from the exclusion of stock-based compensation from non-GAAP income.